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                                                                   Exhibit 10(b)

               SPRINGS INDUSTRIES, INC. ACHIEVEMENT INCENTIVE PLAN

1. PURPOSE. The purpose of the Achievement Incentive Plan (the "Plan") is to provide key employees of Springs Industries, Inc. (the "Company") and its affiliates with incentive compensation based upon level of achievement of financial and other performance criteria. The Company believes the Plan will enhance the ability of the Company and its affiliates to attract individuals of exceptional managerial and administration talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depends.

2. DEFINITIONS. As used in the Plan, the following terms shall have the meanings set forth below:

         (a) "Award" shall mean a cash payment.

         (b) "Board" shall mean the Board of Directors of the Company.

         (c) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time and any successor thereto.

         (d) "Compensation Committee" shall mean the Management Compensation and Organization Committee of the Board (or any successor committee).

         (e) "CMC" shall mean the Corporate Management Committee of the Company.

         (f) "Key Employee" shall mean any exempt salaried employee of the Company or any affiliate in a salary grade of 11 or higher.

         (g) "Participant" shall mean any person selected by the Compensation Committee to participate in the Plan.

         (h) "Performance Year" shall mean the fiscal year in which a Participant provides services on account of which the Award is made.

         (i) "Salary Committee" shall mean the Salary Committee of the CMC.

         (j) "Target Award" shall mean an Award level that may be paid if certain performance criteria are achieved in the Performance Year.

3. ELIGIBILITY. Key Employees employed in active service by the Company or by any of its subsidiaries or affiliates, if designated by the Salary Committee, during a Performance Year are eligible to be Participants under the Plan for such Performance Year.

4. AWARDS-GENERAL. The Salary Committee shall establish Target Awards at the beginning of each Performance Year for Participants who are not members of the CMC. The Compensation Committee will establish Target Awards at the beginning of each Performance Year for Participants who are members of the CMC and shall establish the corporate financial performance criteria to be applicable to Awards for such Performance Year. The corporate financial performance criteria utilized by the Compensation Committee may be


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based on earnings per share; other corporate financial objectives, such as return on assets or profits from operations; customer satisfaction indicators; operational efficiency measures; and other measurable objectives tied to the Company's success or such other criteria as the Compensation Committee shall determine.

         A Participant must be employed by the Company or its subsidiary or affiliate on the last day of a Performance Year to be eligible to receive an Award for the year except in the case of termination of employment during the Performance Year for death, retirement, total disability, as defined in the Company's Long Term Disability Plan, or economic termination, as defined in the Company's Springs of Achievement Partnership Plan.

         The Award amount with respect to a Participant may be determined entirely on achievement of corporate financial performance targets established by the Compensation Committee or in part on achievement of financial performance targets and in part on achievement of personal objectives (including business unit financial objectives) as determined by the Compensation Committee or, in the case of Participants who are not members of the Corporate Management Committee, as determined by the Salary Committee.

         Awards will be made following the end of each Performance Year. Awards shall be paid as soon as practicable after the Performance Year, except to the extent that a Participant has made an election to defer the receipt of such Award pursuant to the Company's Deferred Compensation Plan. The determination of the Award amount for each Participant shall be made at the end of each Performance Year and may be less than (including no Award) or greater than the Target Award, subject to limitations established by the Compensation Committee.

         The Salary Committee may in special circumstances make bonus awards to Participants who are not members of the CMC from time to time in its sole discretion, and the Compensation Committee may in special circumstances make bonus awards to CMC members from time to time in its sole discretion.

5.       OTHER CONDITIONS.

         (a) No person shall have any claim to an Award under the Plan and there is no obligation for uniformity of treatment of Participants under the Plan. Awards under the Plan may not be assigned or alienated.

         (b) Neither the Plan nor any action taken hereunder shall be construed as giving to any Participant the right to be retained in the employ of the Company or any affiliate.

         (c) The Company or any affiliate shall have the right to deduct from any Award to be paid under the Plan any federal, state or local taxes required by law to be withheld with respect to such payment.

6. DESIGNATION OF BENEFICIARIES. A participant may, if the Compensation Committee permits, designate a beneficiary or beneficiaries to receive all or part of the Award which may be made to the Participant, or may be payable, after such Participant's death. A designation of beneficiary shall be made in accordance with procedures specified by the Company and may be replaced by a new designation or may be revoked by the Participant at any time. In case of the Participant's death, an Award with respect to which a designation of beneficiary has been made (to the extent it is valid and enforceable under the applicable law) shall be paid to the designated beneficiary or beneficiaries. Any Award granted or payable to a Participant who is deceased and not subject to such a designation shall be distributed to the Participant's estate. If there shall be any question as to the legal right of any beneficiary to


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receive an Award under the Plan, the amount in question may be paid to the estate of the Participant, in which event the Company or its affiliates shall have no further liability to anyone with respect to such amount.

7.       PLAN ADMINISTRATION.

         (a) The Compensation Committee shall have full discretionary power to administer and interpret the Plan and to establish rules for its administration (including the power to delegate authority to others to act for and on behalf of the Compensation Committee). In making any determinations under or referred to in the Plan, the Compensation Committee (and its delegates, if any) shall be entitled to rely on opinions, reports or statements of employees of the Company and its affiliates and of counsel, public accountants and other professional or expert persons.

         (b) The Plan shall be governed by the laws of the State of South Carolina and applicable Federal law.

8. MODIFICATION OR TERMINATION OF PLAN. The Compensation Committee may modify or terminate the Plan at any time, effective at such date as the Compensation Committee may determine. The Senior Vice President - Human Resources of the Company or her delegate with the concurrence of the General Counsel of the Company or his delegate (or, in each case, any successor to either of such officer's responsibilities), shall be authorized to make minor or administrative changes in the Plan or changes required by or made desirable by law or government regulation. Such a modification may affect present and future Participants. For purposes of this Section, a change to the Plan that affects any Award to a Covered Employee shall not be a minor or administrative change.

9. ADOPTION AND EFFECTIVE DATE. This Plan was adopted by the Board of Directors of the Company at a meeting held on February 11, 1999, effective January 3, 1999.






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